Exhibit 99.1

Crinetics Pharmaceuticals Appoints Tobin Schilke as Chief Financial Officer

SAN DIEGO –February 24, 2025 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), today announced the appointment of Tobin “Toby” Schilke as chief financial officer, effective February 28, 2025. Mr. Schilke is a seasoned biopharma executive with over 25 years of global pharmaceutical experience. In prior roles, his leadership was instrumental in transforming several biotech companies from R&D-focused entities into fully integrated commercial organizations.

“I am excited to welcome Toby to our senior leadership team during this transformational stage of our evolution into a global pharmaceutical company,” said Scott Struthers, Ph.D., founder and chief executive officer of Crinetics. “Toby’s deep finance experience in commercial-stage global pharmaceutical companies and emerging biotech is essential as we prepare for our first commercial launch and advance numerous promising candidates through development. I would also like to thank Marc Wilson for his invaluable leadership and financial stewardship during his tenure, guiding the company through critical phases of growth.”

“I am honored to join Crinetics at such a pivotal time in the company’s journey and am deeply inspired by its mission to improve the lives of people living with endocrine-related conditions,” said Mr. Schilke. “I look forward to collaborating with the Crinetics team and stakeholders to accelerate our growth objectives and create long-term value.”

Prior to joining Crinetics, Mr. Schilke served as chief financial officer at Revance Therapeutics, where he oversaw finance, investor relations, IT, and technical operations for a public company with 650 employees, supporting the transformation to a commercial company with two product launches and over $700 million in cumulative revenue. Previously, Mr. Schilke served as Chief Financial Officer at Achaogen, where he built out the financial planning and analysis, accounting, procurement, information technology, and facilities management functions to support the approval and launch of the company’s first product. In these roles, Mr. Schilke successfully executed over $1.5 billion in equity, convertible debt, and structured debt financing, while also leading numerous partnerships and M&A deals. Earlier in his career, he spent more than a decade in increasing roles of responsibility at Roche/Genentech in corporate development, commercial finance, marketing and global operations. Mr. Schilke holds a bachelor’s degree in chemical engineering from Lafayette College, a master’s degree in chemical engineering from the University of California, Berkeley, and a master’s degree in business administration from Cornell University.

On March 10, 2025, the Company expects to grant Mr. Schilke 52,000 restricted stock units (RSUs) and a stock option to purchase 80,000 shares of common stock under the Crinetics Pharmaceuticals, Inc. 2021 Employment Inducement Incentive Award Plan (the “2021 Inducement Plan”). The shares subject to the stock options will vest over four years, with 25% of the shares vesting on the one-year anniversary of the applicable vesting commencement date and the balance of the shares vesting in a series of 36 successive equal monthly installments thereafter, subject to each employee’s continued employment with Crinetics on such vesting dates. The RSUs will vest over four years in equal annual installments beginning on the one-year anniversary of the applicable vesting commencement date, also subject to each employee’s continued employment with Crinetics on such vesting dates. The stock option and RSU awards are subject to the terms and conditions of the 2021

Inducement Plan and the terms and conditions of an applicable stock option award agreement or RSU award agreement covering the respective grant. The RSUs and stock option will be granted as an inducement material to Mr. Schilke entering into employment with Crinetics in accordance with Nasdaq Listing Rule 5635(c)(4).

ABOUT CRINETICS PHARMACEUTICALS

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for endocrine diseases and endocrine-related tumors. Crinetics’ lead development candidate, paltusotine, is the first investigational once-daily, oral, selective somatostatin receptor type 2 (SST2) nonpeptide agonist that is in clinical development for acromegaly and carcinoid syndrome associated with neuroendocrine tumors. Atumelnant is currently in development for congenital adrenal hyperplasia and ACTH-dependent Cushing’s syndrome. All of the company’s drug candidates are orally delivered, small molecule, new chemical entities resulting from in-house drug discovery efforts, including additional discovery programs addressing a variety of endocrine conditions such as hyperparathyroidism, polycystic kidney disease, Graves’ disease (including thyroid eye disease), diabetes, obesity and GPCR-targeted oncology indications.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including the plans and timelines for the commercial launch of paltusotine for acromegaly, if approved, and the potential of our other research, discovery, and clinical trial programs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “upcoming” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including, without limitation, clinical studies and preclinical studies may not proceed at the time or in the manner expected, or at all; the timing and outcome of research, development and regulatory review is uncertain, and Crinetics’ drug candidates may not advance in development or be approved for marketing; and the other risks and uncertainties described in the company’s periodic filings with the Securities and Exchange Commission (SEC). The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Crinetics can be found under the heading “Risk Factors” in Crinetics’ periodic filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2023 and its Quarterly report on Form 10-Q for the quarter ended March 31, 2024, June 30, 2024, and September 30, 2024. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investors:
Gayathri Diwakar
Head of Investor Relations
gdiwakar@crinetics.com
(858) 345-6340

Media:
Natalie Badillo

Head of Corporate Communications
nbadillo@crinetics.com
(858) 345-6075